EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE
June 30, 2006
	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Appoints James P. Torgerson as CEO of the Holding Company

The Board of Directors of UIL Holdings (NYSE:UIL) announced today the election of James P. Torgerson, 53, as Chief Executive Officer (CEO) of the holding company, effective July 1, 2006. Mr. Torgerson will succeed Nathaniel D. Woodson, who announced his pending retirement earlier this year pursuant to UIL Holdings mandatory retirement age of 65 for all officers. Mr. Woodson will, however, continue as Chairman of the Board of Directors of UIL and President of United Resources, Inc. (URI), which is a wholly owned subsidiary of UIL Holdings, and is the parent of Xcelecom, Inc. In his role as President of URI, Mr. Woodson will continue to focus his energy on the operations and expeditious divestiture of Xcelecom, Inc.

Mr. Torgerson joined UIL Holdings in January of 2006 as President of the holding company and in April was elected CEO of The United Illuminating Company, a wholly owned subsidiary of UIL. Prior to joining UIL, Mr. Torgerson was President and Chief Executive Officer of the Midwest Independent Transmission System Operator, and a member of its Board of Directors. The Midwest ISO is the Regional Transmission Organization that maintains functional control over the electricity grid and operates the Day Ahead and Real Time electric energy market in 15 states across the Midwest and province of Manitoba.

“We are pleased to have Jim, a veteran utility executive, assume responsibility as CEO of UIL,” commented Nathaniel D. Woodson, Chairman of the Board of Directors. “His expertise with transmission systems will be a tremendous asset to UIL as we continue to invest in transmission, now and in the future.”

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport and Xcelecom Inc., a leading provider of specialty contracting services and systems integration. For more information on UIL Holdings, visit us at http://www.uil.com.

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